Master Treasury Trust
File Number: 811-21298
CIK Number: 1186244
For the Period Ending: 09/30/2006

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Government Securities Incorporated, for the six months ended September 30, 2006.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

07/12/2006	$5,452	US Treasury Bill	4.65%	08/10/2006
08/01/2006	25,000	US Treasury Bill	4.69	08/31/2006
08/21/2006	23,100	US Treasury Bill	4.95	11/24/2006